Exhibit 99.1
News Release
Apco
Argentina
Nasdaq: APAGF
Date:      Aug. 7, 2007
Apco Argentina Reports Second-Quarter 2007 Results
Holds Annual General Meeting of Shareholders
     TULSA, Okla. – Apco Argentina Inc. today announced that for the three and six-month periods ended June 30, 2007, it generated unaudited net income of $8.3 million and $16 million, or $1.13 and $2.18 per share. This represents a 20 and 17 percent decrease, respectively, compared with net income of $10.3 million and $19.3 million for the comparable periods in 2006.
     The $2 million decrease in net income for the second quarter of 2007 is due primarily to lower average oil sales prices, lower equity income from Argentine investments, and higher costs and expenses.
     The increase in costs and expenses during the quarter is attributable to greater operating expense, higher selling and administrative expense, increased depreciation, depletion and amortization, and greater Argentine taxes other than income. The company has experienced a continuation of the trend of increasing field-operating expense including labor and oil-field service costs.
     Operating revenues were relatively flat compared to the second quarter of 2006, improving by $188,000 as increases in oil and natural gas sales volumes were nearly offset by lower oil sales prices. During the second quarter of 2007, oil, gas and plant product prices averaged $42.75 per barrel, $1.52 per thousand cubic feet (mcf) and $458.93 per metric ton, compared with $45.09 per barrel, $1.26 per mcf and $406.59 per metric ton for the comparable period in 2006.
     Equity income from Argentine investments decreased by $1.3 million for second-quarter 2007, resulting from lower Entre Lomas oil sales volumes and prices, and greater Entre Lomas concession operating costs attributable to Petrolera Entre Lomas S.A. (Petrolera), the company’s equity investee.
     For the six-month period, the $3.3 million decrease in net income is also due to lower average oil sales prices, lower equity income from Argentine investments, and higher costs and expenses.
     The increase in costs and expenses is primarily due to higher operating expenses, increased depreciation, depletion and amortization, greater exploration expense resulting from three-dimensional seismic images acquired over the Las Violetas and Angostura concessions, and greater Argentine taxes other than income due to export taxes related to its concession interests in Tierra del Fuego. In early 2007, the Argentine government extended the export tax law for an additional five years and enacted a new provision in the law that applies export taxes to the province of Tierra del Fuego. The export tax did not apply to the province of Tierra del Fuego during 2006.

     As mentioned in the second-quarter variances, the continuation of the trend of increasing costs, coupled with a decrease in oil prices during the first six months of 2007, unfavorably affected operating margins realized by the company.
     These items more than offset the benefit of greater operating revenues from increased oil and natural gas sales volumes for the six-month period compared to 2006.
     Operating revenues improved by $1.4 million due to increased oil and natural gas sales volumes, as well as higher natural gas and LPG sales prices. During the first six months of 2007, oil, natural gas and LPG prices averaged $41.43 per barrel, $1.55 per thousand cubic feet and $423.99 per metric ton compared with $43.83 per barrel, $1.24 per Mcf and $399.17 per metric ton for the comparable period in 2006.
     Equity income from Argentine investments decreased by $1.7 million for the first six months of 2007, resulting from lower Entre Lomas oil sales volumes and prices, and greater Entre Lomas concession operating costs attributable to Petrolera.
2007 Capital Investment Program
     As of June 30, the company had participated in the drilling and completion of 19 wells in the Entre Lomas concession, all of which have been put on production, with four additional wells in different stages of drilling and completion. The joint venture partners plan to drill 40 wells during the year in the Entre Lomas concession, and one well in the recently awarded Agua Amarga exploration permit.
     In Acambuco, the joint venture partners have completed the drilling and subsequent sidetracking of the Macueta 1003. Production is expected to begin in the third quarter of 2007. Construction of access roads and a drilling location are under way for the second exploration well in the Cerro Tuyunti structure, with drilling expected to commence in the fourth quarter of 2007.
     In Tierra del Fuego, the company participated in the acquisition of approximately 350 square kilometers of 3D seismic over the Las Violetas and Angostura concessions. Additional investments are progressing toward expanding the capacity of oil and natural gas treating and transportation facilities to accommodate greater volumes of production.
     “Having completed the acquisition of three-dimensional seismic over our Tierra del Fuego concessions early in 2007, we are excited about our prospects for the upcoming drilling campaign in Tierra del Fuego, which should begin in August,” said Ralph Hill, Apco’s chairman and chief executive officer.
     “We’re also eager to commence exploration work in the second-half of 2007 on the Agua Amarga exploration permit recently awarded to Petrolera.”
Annual Meeting of Shareholders
     On Aug. 7, 2007, the annual general meeting of shareholders was held in Tulsa, Oklahoma. At the meeting, shareholders re-elected Messrs. Bryan K. Guderian and Piero Ruffinengo as directors of the company.
     Shareholders approved an increase to the company’s authorized share capital to U.S. $600,000 divided into 60,000,000 ordinary shares of U.S. $0.01. Shareholders also approved an amendment to the company’s articles of association, allowing dividends or distributions to be paid out of the profits of the company, the company’s share premium account, or as otherwise permitted by law. The articles of association were also amended to provide for the issuance of uncertificated shares.
     Additionally, shareholders approved the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.
Apco Argentina Inc.
Summary of Earnings
(In Thousands of Dollars Except Per Share Amounts)

Three months ended June 30,	2007	2006
Operating revenue	14,768	14,580
Investment income	5,412	6,250
Net income	8,323	10,322
Per share	1.13	1.40

Six months ended June 30,	2007	2006
Operating revenue	28,962	27,600
Investment income	10,848	11,875
Net income	16,017	19,298
Per share	2.18	2.62
About Apco (NASDAQ:APAGF)
Apco is an oil and gas exploration and production company with interests in six oil and gas concessions and two exploration permits in Argentina. Its principal business is a 52.79 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Río Negro and Neuquén in southwest Argentina.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Thomas Bueno
Apco Argentina (investor relations)
(918) 573-2164
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Apco’s reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: our ability to extend the terms of the concessions in which we participate; the accuracy of estimated hydrocarbon reserves and seismic data; risks and costs associated with drilling, production, gathering, processing, and transporting activities; the costs of environmental liabilities and compliance with existing and future environmental regulations; our ability to obtain and successfully develop new reserves; our ability to contract for drilling rigs on reasonable terms; the competence and financial resources of the operators of concessions in which we participate; changes in, and volatility of, supply, demand, and prices for crude oil, natural gas, and other hydrocarbons; economic, market, currency, and political instability in Argentina, as well as measures taken by the government in response to such instability; strikes, work stoppages, and protests in Argentina; the cost and outcome of legal and administrative proceedings; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; and weather and other natural phenomena. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007, and our quarterly reports on Form 10-Q available from our offices or at www.sec.gov.